                                    AGREEMENT

         This agreement (the "Agreement"), dated as of September 13, 1999 (the "Effective Date"), is by and among ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation with its principal place of business located at 17655 Waterview Parkway, Dallas, Texas 75252 ("Alliance"), PEGASUS SATELLITE TELEVISION, INC., a Delaware corporation, with its principal place of business located at 171 Locke Drive, Marlborough, Massachusetts 01752 ("PST"), and DIGITAL TELEVISION SERVICES, INC., a Delaware corporation, with its principal place of business located at 171 Locke Drive, Marlborough, Massachusetts 01752 ("DTS" and together with PST, the "Customer"). Alliance and Customer are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, Alliance provides customer service on behalf of businesses;

         WHEREAS, Customer desires Alliance to serve as its customer service provider; and

         WHEREAS, Alliance desires to be Customer's customer service provider.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.


1. SERVICES.

   1.1. Services. Alliance will provide to Customer the services described on Exhibit A hereto as modified from time to time (the "Services").

   1.2 Procedures/Reporting. Both Parties will use best efforts to mutually agree upon and establish policies, procedures, and standard reporting concerning call center activities, performance, escalation and recovery no later than December 31, 1999.

   1.3. Facility. Alliance will initially provide Services under this Agreement from its Dallas, Texas call center facility. Alliance shall provide up to [omitted and filed separately with the Commission] work stations at the Dallas facility, which is estimated to accommodate [omitted and filed separately with the Commission] monthly handle time minutes. After consultation with Customer, Alliance may relocate its call center to accommodate future growth or volume variations. Alliance agrees that any costs or expenses incurred by Customer as a result of Alliance relocating its call center, including costs related to relocating equipment and software provided by Customer or third party vendors or licensors, shall be borne by Alliance, unless otherwise agreed upon in writing by Customer. If the number of work stations needed exceeds [omitted and filed separately with the Commission] and Customer desires Alliance to add additional capacity, Alliance and Customer agree to negotiate in good faith additional terms and conditions relating to such additional capacity, including the length of term for the new facility and the minimum volume requirements for the facility(ies) needed to handle the additional capacity.

   1.4. Changes in Services. From time to time, the Parties may agree to certain changes in the Services, including but not limited to, requests for software modification, additions and enhancements in the system design, research, problem resolution, testing, report modification, and procedural changes. In the event Customer desires any such changes, modifications, additions or enhancements, Customer will provide Alliance with written notice of such request. Alliance will then evaluate the request to understand the requirements involved and notify Customer in writing of the cost of and time period necessary to implement the change(s) and any other modifications in the terms or conditions of this Agreement that would be required as a result of the change. Upon Customer's written approval of such fee(s), timeline and other modifications to the terms of this Agreement, Alliance shall make the modifications to the Services. Notwithstanding, Alliance shall not be obligated to make any Customer requested changes in the Services, if Alliance reasonably determines that it cannot make such changes due to certain constraints, including, but not limited to, constraints relating to issues concerning financial, legal, employment, technology and facilities matters.

   1.5. Third-Party Performance. Customer acknowledges that Alliance's performance of the Services is contingent upon the acts of Customer and/or certain third parties. Accordingly, in the event any act or omission by Customer and/or any such third party engaged by Customer adversely affects Alliance's performance of the Services, Customer hereby waives all rights and remedies available with respect to Alliance's performance of the Services as affected by Customer and/or such third-party acts or omissions.


2. TERM.

   2.1. Initial Term. This Agreement will commence on the first date upon which Alliance begins providing the Services to Customer (the "Implementation Date") and will continue for an Initial Term (herein so called) ending December 31, 2004. At the end of the Initial Term, the Agreement will automatically renew for successive three (3) year terms (each, a "Renewal Term") thereafter, unless either Party provides the other with at least one hundred fifty (150) days' written notice prior to the expiration of the Initial Term or at least one hundred fifty (150) days' written notice prior to the expiration of the then-existing Renewal Term or unless otherwise terminated as provided herein. Except as provided in subsection 2.2 below, all the terms and conditions of this Agreement will remain in effect throughout each Renewal Term.

   2.2. Renewal Terms. No later than one hundred eighty (180) days prior to the close of the Initial Term and one hundred eighty (180) days prior to the close of the then-existing Renewal Term, Alliance will notify Customer of any new fees, new Minimums (herein defined in Exhibit B) and other changes to this Agreement to be effective during the upcoming Renewal Term.

3. FEES, CHARGES AND MINIMUMS.

   3.1. Fees. Except as modified pursuant to Sections 3.3,3.4 and 3.5 below below, Customer will pay to Alliance the fees set forth in Exhibit B during the Initial Term.

   3.2 Taxes. Amounts payable to Alliance by Customer under this Agreement are net of taxes. Taxes and duties, however designated, on Customer's use of the Services, excluding taxes based on the income and/or property of Alliance, are the Customer's responsibility. Alliance will either pay those taxes on behalf of Customer and invoice Customer for them monthly and/or Customer will provide Alliance with evidence that Customer is exempt from payment of those taxes. If such an exemption is later held to be invalid by the taxing authority of the jurisdiction for which the exemption is asserted, Customer shall be liable for, and shall indemnify Alliance for, any penalties, taxes and interest. [omitted and filed separately with the Commission] The provisions of this Section 3.2 shall survive the termination or expiration of this Agreement.

   3.3 Fees Not Included. The Fees for Services set forth in Exhibit B do not include mutually agreed upon pass-through items and the cost of the following items: one-time data or telecommunication line and modem charges, fees associated with the deployment of Customer's software to Alliance facilities, all output medium, postage, delivery service (i.e. courier, express mail), training materials and supplies. The costs for such items shall either be paid directly by Customer or paid by Alliance with prompt reimbursement from Customer.

   3.4. Fee Adjustment. The time clock hour and handle time minute fees for call center labor set forth in Exhibit B may, as of each anniversary date of this Agreement, be increased by the actual percentage increase in the average hourly earnings for service workers published by the Bureau of Labor Statistics of the Department of Labor, for the then-most-recent twelve (12) months as to which such statistics are available, provided such fees may not be increased under this Section 3.4 by more than [omitted and filed separately with the Commission] per year. If the average hourly earnings for service workers is no longer being published, the Parties will agree upon use of the most comparable index being published at that time.

   3.5. Minimum Annual Call Handling Fee. Customer shall pay Alliance a minimum annual fee for call handling based on the minimum amounts set forth in Exhibit B; provided, however, that with respect to a termination of this Agreement prior to the end of a calendar year, the annual handle time minimum volumes and annual call handling fee minimums applicable to that year shall be adjusted by multiplying such numbers by a number equal to the number of days in the calendar year that Services are provided under this Agreement prior to termination divided by 365.



4. SOFTWARE.

   4.1 Software License from Customer. For as long as this Agreement is in effect, Customer hereby grants to Alliance a limited, non-exclusive and non-transferable object-code license (the "License") to use Customer's proprietary software or third party software that has been licensed to Customer and which is necessary for Alliance to use to provide the Services, and any updates thereto (the "Software"). Customer warrants to Alliance that it has full title to and/or the right to license the Software to Alliance and that the Software does not infringe on the patent, copyright, trade secret or other intellectual property right of any third party. If an intellectual property infringement claim arises with respect to the Software, in addition to Alliance's rights to indemnification in Section 6, Customer shall use its best efforts to procure the right to have Alliance continue to use the Software or replace the Software with non-infringing Software of equivalent functionality.

   4.2 Software License from Alliance. In the event that Customer requests Alliance to provide, develop or acquire software to meet Customer's special requirements or if Customer desires to use Alliance's software, or third party software that is licensed to Alliance, at Customer's facility(ies) or a third party's facility(ies), then Alliance and Customer shall negotiate, in good faith, the terms and conditions of Customer's use of such software. If Alliance, solely at its own discretion, develops or purchases proprietary software which enhances its operating capability at its own facilities, Alliance will not charge Customer for the use of such software in Alliance facilities.

   4.3 Related Rights. Neither Party will, as a result of this Agreement or of performance hereunder, acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the information, systems, processors, equipment, computer software, data or service or trademarks of the other.

   4.4 Survival. The provisions of this Section 4 shall survive the termination or expiration of this Agreement.

5. PERFORMANCE/CALL FORECASTING.

   5.1 Performance. No later than December 31, 1999, Alliance and Customer will mutually agree upon commercially reasonable performance targets that are consistent with standard industry practice and that are tied to financial incentives and disincentives for Alliance ("Performance Targets"). Until the implementation of the mutually agreed upon Performance Targets, Alliance will use commercially reasonable efforts to answer eight-five percent (85%) of calls offered within 30 seconds and to maintain an abandon rate of less than or equal to ten percent (10%).

   5.2 Call Forecasting. In order for Alliance to provide sufficient personnel, equipment and facilities to provide the Services specified in this Agreement, Alliance and Customer will mutually agree upon a commercially reasonable call forecasting process that is consistent with standard industry practice no later than December 31, 1999.

   5.3 Volume Allocation. No later than December 31, 1999, both Parties will mutually agree on a commercially reasonable methodology to allocate call volume from Customer's network to Alliance's call centers that is consistent with standard industry practice.

6. LIABILITY; INDEMNIFICATION.

   6.1 Liability and Indemnification Obligations. Except as otherwise provided in this Section 6 and subject to the terms of subsection 6.2 below, Each Party shall be liable to the other Party for all direct damages and shall defend, indemnify and hold the other Party harmless from and against any and all third-party claims, to the extent any such direct damages and/or third-party claims are based upon or arise from (i) the indemnifying Party's breach of any material provision of this Agreement and/or (ii) the indemnifying Party's gross negligence or willful misconduct in its performance or failure to perform under this Agreement.

   6.2. Limitations on Liability, Indemnification. Each Party's aggregate liability to the other for (a) direct damages and (b) third-party claims, which occur or are made during a Contract Year, shall not exceed [omitted and filed separately with the Commission] of the fees (excluding pass-through expenses) actually received by Alliance from Customer hereunder during such Contract Year. The parties agree that (a) any breach or gross negligence or willful misconduct described in subsection 6.1 above that continues over more than one (1) Contract Year, and/or (b) all direct damages or third-party claims which are related to the same breach or gross negligence or willful misconduct described in subsection 6.1.and which accumulate for more than one (1) Contract Year, shall be deemed to have occurred or been sustained during the Contract Year in which such breach or gross negligence or willful misconduct initially occurred. For the purposes of this Agreement, "Contract Year" shall mean the period commencing on the Effective Date and continuing for three hundred sixty-four (364) days thereafter, as well as each subsequent three hundred sixty-five (365)-day period of the Term and of the Renewal Term.

   6.3. SPECIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL DAMAGES, PUNITIVE OR EXEMPLARY ARISING OUT OF, OR RELATED TO, THIS AGREEMENT.

   6.4 Limitation Not Applicable. The limitations on liability contained in subsections 6.2 and 6.3 shall not apply to: (i) claims that either Party's intellectual property infringes the intellectual property rights of another;
(ii) a claim by Alliance against Customer for failure to pay the minimum annual fees or termination fees as provided in this Agreement unless the Customer's non-payment of such minimum fees or termination fees is otherwise permitted by the Agreement; or (iii) a claim by Alliance against Customer for Customer's failure to pay taxes in accordance with Section 3.

   6.5. Threshold for Claims. Neither Party shall assert claims for damages against the other Party unless and until the aggregate amount of such claims exceeds $25,000. The Party who is the potential indemnitee hereunder shall promptly notify the other Party (the potential indemnitor) in writing of any such claim for direct damages or of the receipt of notice of the making or institution of a third-party claim against the potential indemnitee. However, the potential indemnitor shall not be liable for any direct damages or third-party claims where more than three hundred sixty-five (365) days have elapsed between the initial occurrence of the event giving rise to such direct damages or such third-party claims and the potential indemnitor's receipt of notice from the potential indemnitee of a claim for direct damages or the making or institution of a third-party claim against the potential indemnitee.

   6.6 Defense. An indemnitee shall have the option of joining in the contest of a third-party claim or the defense against same by its own counsel, but in any event shall reasonably cooperate in any such contest or defense. The indemnitor shall bear all expenses in connection with the contest, defense and/or settlement of any third-party claim, except that, if the indemnitee desires to retain its own counsel to participate in any such contest or defense, it will do so at its own expense.

   6.7 NO WARRANTIES. OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE GOODS OR SERVICES PROVIDED BY ALLIANCE PURSUANT TO THIS AGREEMENT. THE REMEDIES SET FORTH IN THIS SECTION 6 ARE THE SOLE REMEDIES RELATING TO ALLIANCE'S LIABILITY TO CUSTOMER AND CUSTOMER'S LIABILITY TO ALLIANCE FOR DIRECT DAMAGES AND THIRD-PARTY CLAIMS.

   6.8 Survival. The obligations of the parties pursuant to this Section 6 shall survive the termination or expiration of this Agreement with respect to any direct damages or third-party claims.

7. TERMINATION.

   7.1 Events of Default. If either Party fails substantially to perform any material provision of this Agreement (including performance of the Performance Targets) and does not cure the failure substantially to perform within sixty
(60) days after written notice from the other Party specifying the failure (except that such cure period will be thirty (30) days for failure to pay money when due), or becomes insolvent, enters voluntary bankruptcy or receivership proceedings or makes an assignment for the benefit of creditors, or if within thirty (30) days after the filing of any petition or the commencement of any proceeding against it seeking relief under the Federal Bankruptcy Code such proceeding shall not have been dismissed, the other Party may, in addition to any other rights or remedies it may have hereunder or by law, terminate this Agreement by giving notice at any time thereafter, but if termination is for a failure substantially to perform, only if the failure remains uncured and is continuing at the end of the respective cure period. In addition, if the Customer and Alliance cannot mutually agree, prior to the applicable deadlines set forth in this Agreement or any mutually agreed upon extension of those deadlines, upon (i) the procedures and reporting policies pursuant to Section
1.2 or (ii) pursuant to Section 5, performance targets, a call forecasting process and a method to allocate call volume, Customer shall have the right to terminate this Agreement, without penalty (notwithstanding any other provision of this Agreement), upon forty-five (45) days' notice to Alliance.

       The terminating Party under this subsection 7.1 will be relieved of all further obligations hereunder except for those obligations which are specified to survive the termination or expiration of this Agreement and provided, that if Customer is the terminating Party, Customer will pay to Alliance any monies payable by it to Alliance up to such termination.

   7.2 Early Termination. [Paragraph omitted and filed separately with the Commission]


   7.3 Deconversion.Upon termination or cancellation of this Agreement, other than termination by Alliance under Section 7.1 as a result of Customer's breach, Alliance shall provide Customer with assistance in deconverting the Services. Such deconversion assistance shall be performed in accordance with commercially reasonable industry practice. Alliance shall not be required to pay for or share in any of Customer's out-of-pocket deconversion costs.

   7.4 Survival . The provisions of this Section 7 shall survive the termination or expiration of this Agreement.

8. CONFIDENTIALITY.

   8.1. Customer Information. Except to the extent necessary to perform its obligations under this Agreement or as required by law, Alliance will not, without the written authorization of Customer, use or disclose to anyone other than Customer, information concerning Customer's customers that Alliance obtains as a result of its negotiating or implementing this Agreement or providing Services hereunder.

   8.2 Confidential Information. "Confidential Information" means any information or data (whether oral, written, electronic or otherwise) concerning the terms of this Agreement or either Party's business, business plans, processes, financial information, data, know-how, designs, reports, technical specifications, pricing information, market definitions and information, subscriber account information, inventions and ideas, which is conveyed or communicated, in any form, by one Party to the other Party or learned as a result of negotiating or implementing this Agreement or providing Services hereunder.

   8.3. No Disclosure. Neither Party will disclose any Confidential Information without the prior written consent of the Party to whom the Confidential Information belongs; provided, however, either Party may disclose Confidential Information (i) to its employees and agents (including attorneys, lenders, accountants, and investment bankers) who have a need to know this information,
(ii) in connection with a transfer of control, merger or a sale of substantially all of a Party's ' assets (provided that the recipient has entered into a confidentiality agreement that preserves the disclosing Party's Confidential Information) or (iii) as required by court order or law (including United States securities laws). Alliance acknowledges that Customer or its affiliates are publicly reporting companies and may need to file this Agreement with its filings to the Securities and Exchange Commission. Customer agrees to use it reasonable best efforts to seek confidential treatment of any such information that may need to be disclosed by Customer or its affiliates and to consult with Alliance regarding the disclosure of such information prior to disclosing it. Information shared between the Parties, including customer information covered in Subsection 8.1 above, shall not be considered Confidential Information if:
(i) it is generally known to the trade or the public at the time of such disclosure; (ii) it becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other; (iii) it is legally received by either Party from a third party without restriction; (iv) it is independently developed by either Party; or (v) it is approved for release in writing by the Party whose Confidential Information is to be released, prior to any release

   8.4. Property Rights. Neither Party will, as a result of this Agreement or of performance hereunder, acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the information, systems, processors, equipment, computer software, derivative works, data, servicemarks or trademarks of the other.

   8.5. Procedures to Protect. Both Parties covenant that at all times each will have in place procedures designed to assure that each of its employees and each third party who is given access to the other Party's Confidential Information will protect the confidentiality thereof.

   8.6. Breach of Confidentiality. Each of the Parties acknowledges that any breach of the confidentiality provisions of this Agreement by it shall result in irreparable and continuing damage to the other Party and, therefore, in addition to any other remedy which may be afforded by law, any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order and/or injunction or other equitable remedies of any court.

   8.7. Survival. The provisions of this Section 8 will survive termination or expiration of this Agreement for a period of five (5) years.

   8.8 Joint Developments. Any jointly developed materials that are not software, hardware, or derivative works (the ownership of which is covered in Section 4.3) including without limitation, training materials or scripts, shall be both Party's Confidential Information, which neither Party will disclose to a third party without the other Party's prior written consent.

9. INVOICES; INVOICE DISPUTES.

   9.1 Invoices. Invoices for amounts owing to Alliance hereunder will be sent to Customer monthly, in arrears, at the address designated by Customer and are payable within thirty (30) days of the invoice date. Alliance may include all charges for a given month on one invoice. Invoices will be in Alliance's standard invoice format.

   9.2. Invoice Disputes. In the event of a dispute as to the accuracy of an invoice or calculation made pursuant to this Agreement, Customer will promptly request in writing that Alliance provide to it such supporting material as would be reasonably designed to ascertain the accuracy of the invoice or calculation. Customer will notify the Alliance Controller in writing at P. 0. Box 100, Dallas, TX 75221-0100 of its intent to dispute a portion or all of an invoice, and in such notice Customer will specify the exact amount of such dispute, and the reason(s) for such a dispute. Invoice charges that are not more than five percent (5%) greater than Customer's calculations for such charges will be payable on receipt; amounts above five percent (5%) need not be paid until the dispute is resolved.

       The Parties will cooperate to resolve any invoice disputes in an expeditious manner. If an invoice dispute is resolved in favor of the Customer, Alliance will promptly issue invoice credits to Customer against subsequent invoices.

   9.3. Address for Invoices. Invoices will be sent to Customer at the fo11owing address: 171 Locke Drive, Marlborough, Massachusetts 01752, Attention: John DiDio. Customer will promptly notify Alliance of any change in such address.

   9.4. Past Due Invoices. Invoices not paid by the invoice due date may be assessed by Alliance at a rate equal to the lesser of (i) one and one-half percent (1 1/2%) per month or (ii) the then applicable legal maximum rate of interest.

10. SUCCESSORS AND ASSIGNS.

    This Agreement is binding upon the Parties and their respective successors and assigns, and neither Party will assign or transfer any rights or obligations hereunder without the prior written consent of the other Party, which will not be unreasonably withheld, except that either Party may at any time assign and transfer this Agreement and all rights and obligations hereunder if the assignment does not relieve the assignor of any of its obligations hereunder in the event of default by its assignee

11. FORCE MAJEURE.

    Neither Party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its control, including, but not limited to, acts of God, flood, fire, riot, terrorist activity or the threat of terrorist activity, strikes or work stoppage, embargo, inability to obtain material, the failure of the equipment or phone lines of third parties not affiliated with Alliance, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the Services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above. In the event a Party is unable substantially to perform for any of the reasons described in this Section, it will notify the other Party promptly of its inability so to perform, and if the inability continues for not fewer than sixty(60) consecutive days, the Party so notified may then terminate this Agreement effective upon notice to the other Party. This provision shall not, however, release the Party unable to perform from taking reasonable action to avoid or remove such circumstance and such Party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

12. NOTICES.

    All notices pursuant to this Agreement must be in writing and are given when mailed by certified or registered mail, return receipt requested, or sent by receipted courier service, or delivered personally, to the Party concerned at the following address: If to ADS Alliance Data Systems, Inc., 17655 Waterview Parkway, Dallas, Texas 75252, Attn: Chief Administrative Officer with a copy to General Counsel. If to Customer: 171 Locke Drive, Marlborough, Massachusetts 01752, Attn: John DiDio with a copy to: Pegasus Communications Corporation, 225 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004, Attn: Ted S. Lodge.

    Either Party may change the address to which notices and communications will be sent by written notice to the other Party, provided that any notice of change of address is effective only upon receipt.

13. INTEGRATION.

    This Agreement sets forth the entire agreement and understanding between the Parties relating to its subject matter and merges all prior discussions between them. This Agreement may not be amended or modified except in writing signed by the Party against whom such modification or amendment is to be enforced.

14. RELATIONSHIP OF PARTIES.

    The Parties to this Agreement are acting solely in the capacity of independent contractors and nothing in this Agreement shall be construed as to constitute the Parties as partners or joint venturers, or agent of the other, and neither Party will so represent itself. Likewise, the employees of each Party shall not be deemed to be employees of the other Party by virtue of this Agreement or the rights and obligations set forth herein.

15. HEADINGS.

    The headings given to the Sections of this Agreement are for convenience of reference and are not to be used to interpret this Agreement.

16. SEVERABILITY.

    In the event that one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect or on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired, unless the declaration of the invalidity, illegality or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either Party, in which case this Agreement may be terminated by the affected Party, without minimum fee guarantees or other penalty.

17. WAIVER.

    No failure or delay on the part of either Party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a Party of any provision of this Agreement, or of any breach or default, is effective unless in writing and signed by the Party against whom the waiver is to be enforced.

18. APPLICABLE LAW.

    THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THEREOF.

19. MUTUAL DRAFTING.

    This Agreement is the joint product of Alliance and Customer and each provision hereof has been subject to mutual consultation, negotiation and agreement of Alliance and Customer, and shall not be construed for or against any Party hereto.

20. NO THIRD PARTY BENEFICIARIES.

    The provisions of this Agreement are for the benefit of the Parties hereto and not for any other person or entity.

21. COORDINATION OF PUBLIC STATEMENTS/USE OF NAMES.

    21.1 Public Statements. Neither Party will make any public announcement pertaining to this Agreement or the Services or provide any information related to the Agreement or Services to the news, trade or other media without the prior written approval of the other Party, and will not respond to any inquiry from any public or governmental authority, except as required by law, pertaining to this Agreement or the Services without the prior consultation and coordination with the other Party.

    21.2 Use of Names and Logos. Neither Party shall use the other Party's name, slogans, logos, tradenames, trademarks, servicemarks, or distinctive symbols without the other Party's prior written permission.

22 NO HIRE.

    During this Agreement and for a period of 24 months following termination or expiration, neither Party shall knowingly hire an employee of the other Party (the "Employer"); provided, however, that an employee may be hired who is not in a management position with Employer, who seeks employment in response to a classified ad or similar means of obtaining an employee, or who responds to an ad or request made by a professional recruiting firm or similar organization.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by and through their duly authorized representatives.

                       PEGASUS SATELLITE TELEVISION, INC.


                       By:    Howard E. Verlin
                              -------------------------
                       Title: E.V.P.
                              -------------------------



                       DIGITAL TELEVISION SERVICES, INC.


                       By:    Howard E. Verlin
                              -------------------------
                       Title: E.V. P.
                              -------------------------

                       ADS ALLIANCE DATA SYSTEMS, INC.


                       By:    J.E.  Anderson
                              -------------------------
                       Title: Ex V.P. & CAO
                              -------------------------

                                    EXHIBIT A
                                    SERVICES

1. Alliance will provide the resources to handle inbound calls from Customer's existing or potential customer base regarding existing or planned Customer products (hereinafter referred to as "customer care"). Alliance will provide customer care 24-hour a day, 7 day a week. Alliance's facility will supplement existing Customer facilities. Initially, Alliance will provide the Services at its Dallas, Texas facility. Call types to be handled may include, but may not be limited to:

   o General inquiries regarding features, functions, content and pricing of Customer's product(s).
   o Inquiries regarding monthly invoices or billing statements for Customer's product(s).
   o Requests to receive information regarding waivers from local broadcast network affiliates.
   o Enrollment of potential subscribers from direct marketing campaigns.
   o Spanish language subscriber inquiries
   o Per the terms and conditions of the Agreement, Alliance may also provide related non-telephone related administrative and clerical support, as well as the appropriate mutually agreed upon required skills training for customer care representatives.

2. From time to time, the Customer may require more advanced call center support, which may include, by way of example only, sales, retention and technical support. Costs for these types and other call center support not contemplated in this Agreement will be mutually agreed upon based on the required skill level and associated support.

3. At the Customer's request, based on terms and conditions to be agreed upon, Alliance will use commercially reasonable efforts to provide customer care and related support for significant business events. A significant business event is an event that requires significant additional Alliance or other third-party resources, a majority of which will not be retained at the conclusion of the event, over and above those resources typically dedicated to support the Customer. By way of example only, these events may include Tyson or Holyfield Pay-Per-View events, periodic CAM card replacements, etc.

4. Alliance will provide the Services and access the Customer's database utilizing customer care and billing system software provided by the Customer. This software will be deployed to Alliance facility workstations in a mutually agreed upon fashion at the Customer's own expense.

5. Alliance will not provide long distance telephone service. Customer will utilize its existing network to provide this service and will be responsible for the initial implementation and ongoing support of all long distance service and local access.

6. Mutually agreed upon daily, weekly and monthly Service performance reporting and statistics will be provided to Customer by Alliance.

                                    EXHIBIT B
                                      FEES


1. Call Center Labor: Through December 31, 1999, call center labor will be billed on a paid time-clock-hour basis. Thereafter, all call center labor will be billed on a monthly handle time minute basis as stated in Section 3, below. A handle time minute is defined as the sum of the talk time of an ACD call and the after call work time associated with the ACD call. All call center labor fees include management, supervisory, and quality staff.

2. Ramp-Up Period: All call center labor will be billed at the rate of $ [omitted and filed separately with the Commission] per timeclock hour through December 31,1999.

3. On-Going Labor: The fees stated below take effect January 1, 2000.

             Aggregate
   Monthly Handle Time Minutes                Fee
   [omitted and filed separately with the     [omitted and filed separately with
   Commission]                                the Commission]

   o Pricing above assumes twenty-four hour per day, seven day per week support with [omitted and filed separately with the Commission] of calls offered answered within 30 seconds and an abandon rate equal to or less than [omitted and filed separately with the Commission].
   o Monthly handle time minutes over [omitted and filed separately with the Commission] may require additional call center facilities which may be subject to new or additional terms, conditions, and minimums.

4. Specialized Support: At Customer's request, Alliance may provide specialized call center support for unique call types at the fees set forth below.

   Function                                       Fee
   --------                                       ---
   Spanish Language Support                       [omitted and filed separately
                                                  with the Commission]

   Non-Call Administrative/Clerical Support
   Sales/Subscriber Retention Support
   Technical Support

   o *TBD: Fees for these types of call center representatives and others not included in the Agreement will be determined on an "as needed" basis based on required skill level and associated support costs.

                                    EXHIBIT B
                                      FEES
                                   (Continued)

5. Significant Business Events: At Customer's request, Alliance may provide support for Customer's significant business events. A significant business event is an event that requires significant additional Alliance resources, a majority of which will not be retained at the conclusion of the event, over and above those resources typically dedicated to support the Customer. These events may include, by way of example only: Tyson PPV Events, Holyfield PPV Events, Periodic CAM card replacements, etc. Fees for the support of these events will be determined on an event-by-event basis based on the required level of support, duration of the event, and the amount of advance notification Customer provides to Alliance..

6. Training: All fees quoted include [omitted and filed separately with the Commission] hours of attrition training. Initial training of customer care representatives hired during the ramp-up period will be billed to customer at $ [omitted and filed separately with the Commission] per time clock hour.

   Training Type                        Fee
   -------------                        ---
   Customer requested training          [omitted and filed separately with the
   Creation of training materials       Commission]

7. Overtime: Alliance will staff call center support to the mutually agreed upon call forecasting process. Overtime for call center labor will be used strictly on an "as needed", mutually agreed upon basis to handle actual call volume over the mutually agreed upon call volume forecast. Alliance will use commercially reasonable efforts to maximize all available "regular", non-overtime hours before authorizing overtime hours. In the event overtime is required, the following fees apply:

   Function                               Fee
   --------                               ---
   Required Overtime                      [omitted and filed separately with the
                                          Commission]

8. Minimums: Beginning January 1, 2000, the minimum call handling fees paid by Customer to Alliance each year shall be as follows:

                           Annual Handle Time               Annual Call Handling
         Year              Minimum Volumes                  Fee Minimums
         2000              [omitted and filed               $12,600,000
         2001              separately with the              $18,216,000
         2002+             Commission]                      $20,250,000

   o Customer shall pay Alliance a monthly call handling fee based on Customer's actual monthly handle time minutes allocated to Alliance by Customer. If at the end of each calendar year the total actual handle time fees paid to Alliance are less than the minimum fees for that year as set forth above, Customer shall pay Alliance the difference within 30 days of Customer's receipt of an invoice from Alliance; provided, however, that with respect to a termination of this Agreement prior to the end of a calendar year, the annual handle time minimum volumes and annual call handling fee minimums applicable to that year shall be adjusted by multiplying such numbers by a number equal to the number of days in the calendar year that Services are provided under this Agreement prior to termination divided by 365.